FOR IMMEDIATE RELEASE
ELIZABETH ARDEN, INC. ANNOUNCES THIRD QUARTER FISCAL 2011 RESULTS ~ Net Sales of $231 Million; Increase of 6.6% ~ ~ GAAP EPS of $(0.12); Adjusted EPS of $0.02 ~

          New York, New York (April 28, 2011) -- Elizabeth Arden, Inc. (NASDAQ: RDEN), a global prestige beauty products company, today announced financial results for its third fiscal quarter ended March 31, 2011.

THIRD QUARTER RESULTS

          For the quarter ended March 31, 2011, the Company reported net sales of $231.3 million, an increase of 6.6%, as compared to the third quarter of the prior fiscal year. Excluding the favorable impact of foreign currency translation, net sales increased by 5.5%.

          Net loss per diluted share for the quarter ended March 31, 2011 was $0.12, as compared to a net loss per diluted share of $0.14 for the prior year period. Excluding debt extinguishment charges associated with the Company's debt refinancing completed in the third fiscal quarter, net income per diluted share was $0.02. For the prior year period, excluding restructuring expenses and expenses associated with the Company's Global Efficiency Re-engineering initiative, the net loss per diluted share was $0.11. A reconciliation between GAAP and adjusted results can be found in the tables and footnotes at the end of this press release.

          E. Scott Beattie, Chairman, President and Chief Executive Officer of Elizabeth Arden, Inc., commented, "We are encouraged by the broad based revenue growth in North America this quarter. Net sales of our North American business increased by 8% and are up 4% year-to-date. Sales results this quarter were bolstered by solid sales gains across our mass retail, direct-to-consumer and U.S. department store businesses. Net sales of our international business grew by 4% for the quarter and by 9% year-to-date. The sales growth this quarter largely reflects timing of innovation and the relatively modest nature of our third fiscal quarter in general. We continue to see strong momentum in our international business, and most of our markets are experiencing healthy retail sales performance."

          Mr. Beattie continued, "We also continued to execute against our Global Efficiency Re-Engineering initiatives and delivered another quarter of improvement in our key operating metrics. For the quarter, gross margins increased by 260 basis points and EBITDA (adjusted) margins grew by 210 basis points on a year-over-year basis."

          During the third fiscal quarter, the Company refinanced its long-term bonds and amended and extended its bank credit facility. Through this refinancing, the Company extended the maturity of its debt structure and added additional long-term capital with minimal impact to the Company's borrowing costs. The Company incurred a pre-tax charge of $6.5 million during the quarter related to this refinancing.

NINE MONTHS RESULTS

          For the nine months ended March 31, 2011, the Company reported net sales of $921.8 million, an increase of 5.3%, or an increase of 5.4% excluding the unfavorable impact of foreign currency, as compared to the prior year period. Net income per diluted share was $1.24, as compared to $0.60 for the prior year period. Excluding debt extinguishment charges and restructuring costs and expenses associated with the Company's Global Efficiency Re-engineering initiative, net income per diluted share for the nine months ended March 31, 2011 was $1.39. For the prior year period, excluding restructuring expenses and expenses associated with the Company's Global Efficiency Re-engineering initiative, net income per diluted share was $0.74.

OUTLOOK

          The Company affirms its prior annual net sales and earnings guidance for fiscal 2011 and anticipates a net sales increase of 5.0% to 6.0%, as compared to the prior fiscal year, and earnings to be in the range of $1.40 to $1.50 per diluted share. The Company expects the gross margin increase for fiscal 2011 over fiscal 2010 to be at the high end of its guidance range of 225 to 250 basis points, and cash flow from operations for fiscal 2011 to be between $75 million and $80 million.

          The Company will introduce fiscal 2012 guidance in August 2011 when it reports its fourth quarter and fiscal 2011 financial results.

          The guidance assumes March 2011 foreign currency rates and excludes restructuring costs and expenses associated with the Company's Global Efficiency Re-engineering initiative and $6.5 million in charges related to the refinancing of its bank credit facility and its 7 3/4% senior subordinated notes in the third fiscal quarter of 2011. The Company notes that continued global economic uncertainty may have a negative effect on retailer and consumer confidence and demand, and, along with the foreign currency volatility, makes forecasting difficult. The Company believes that net sales and earnings guidance, excluding the impact of foreign currency translation beyond assumed rates, and restructuring costs and expenses associated with the Company's Global Efficiency Re-engineering initiative and debt refinancing, facilitates period to period comparisons of the Company's operating and financial performance on a consistent basis.

CONFERENCE CALL INFORMATION

          The Company will host a conference call today at 10:00 a.m. Eastern Time. All interested parties can listen to a live web cast of the Company's conference call by visiting the Investor Relations section on the Company's web site at http://www.elizabetharden.com. An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible on the Company's web site until May 28, 2011.

Elizabeth Arden is a global prestige beauty products company with an extensive portfolio of prestige beauty brands sold in over 100 countries. The company's brand portfolio includes Elizabeth Arden skincare, color, and fragrance products, PREVAGE® anti-aging formulas, the celebrity fragrance brands of Britney Spears, Elizabeth Taylor, Mariah Carey, Taylor Swift, and Usher; the designer fragrance brands of Juicy Couture, Alberta Ferretti, Alfred Sung, Badgley Mischka, Bob Mackie, Geoffrey Beene, Halston, John Varvatos, Kate Spade, Lucky Brand, and Rocawear; and the lifestyle fragrance brands Curve, Giorgio Beverly Hills, and PS Fine Cologne.

Company Contact:	Marcey Becker, Senior Vice President, Finance (212) 212-1068

Investor/Press Contact:	Allison Malkin/Michael Fox Integrated Corporate Relations (203) 682-8200

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS DATA
(Unaudited)
(In thousands, except percentages and per share data)

	Three Months Ended		Nine Months Ended

	March 31, 2011	March 31, 2010	March 31, 2011	March 31, 2010

Net Sales	$231,296	$217,026	$921,750	$875,535

Cost of Goods Sold:
Cost of Sales	115,597	113,885	481,934	479,988
Depreciation Related to Cost of Goods Sold	1,224	1,330	3,714	3,791

Total Cost of Goods Sold	116,821	115,215	485,648	483,779

Gross Profit	114,475	101,811	436,102	391,756
Gross Profit Percentage	49.5%	46.9%	47.3%	44.7%

Selling, General and Administrative Expenses	102,915	97,127	349,354	333,108
Depreciation and Amortization	6,044	5,707	18,593	17,519

Total Operating Expenses	108,959	102,834	367,947	350,627

Interest Expense, Net	5,434	5,271	16,317	16,686
Debt Extinguishment Charges	6,468	--	6,468	--

(Loss) Income Before Income Taxes	(6,386)	(6,294)	45,370	24,443
(Benefit from) Provision for Income Taxes	(3,135)	(2,438)	9,776	7,203

Net (Loss) Income	$(3,251)	$(3,856)	$35,594	$17,240

As reported:

Net (Loss) Income Per Basic Share	$(0.12)	$(0.14)	$1.29	$0.61
Net (Loss) Income Per Diluted Share	$(0.12)	$(0.14)	$1.24	$0.60

Basic Shares	28,130	28,026	27,543	28,034
Diluted Shares	28,130	28,026	28,666	28,688

EBITDA (a)	$6,316	$6,014	$83,994	$62,439
EBITDA margin (a)	2.7%	2.8%	9.1%	7.1%

Adjusted to exclude debt extinguishment, restructuring costs and expenses associated with the Global Efficiency Re-engineering initiative, net of taxes (b)(c):

Net Income (Loss)	$580	$(3,070)	$39,795	$21,279

Net Income (Loss) Per Basic Share	$0.02	$(0.11)	$1.44	$0.76
Net Income (Loss) Per Diluted Share	$0.02	$(0.11)	$1.39	$0.74

EBITDA (a)	$12,784	$7,275	$91,078	$67,687
EBITDA margin (a)	5.5%	3.4%	9.9%	7.7%

(a)    EBITDA is defined as net income (loss) plus the provision for income taxes plus interest expense, plus depreciation and amortization. EBITDA should not be considered as an alternative to income (loss) from operations or net income (loss) (as determined in accordance with generally accepted accounting principles (GAAP)) as a measure of our operating performance or to net cash provided by operating, investing and financing activities (as determined in accordance with GAAP) or as a measure of our ability to meet cash needs. We believe that EBITDA is a measure commonly reported and widely used by investors and other interested parties as a measure of a company's operating performance and debt servicing ability because it assists in comparing performance on a consistent basis without regard to capital structure, depreciation and amortization or non-operating factors (such as historical cost). Accordingly, as a result of our capital structure, we believe EBITDA is a relevant measure. This information has been disclosed here to permit a more complete comparative analysis of our operating performance relative to other companies and of our debt servicing ability. EBITDA may not, however, be comparable in all instances to other similar types of measures. We have also disclosed EBITDA as adjusted to reflect the effect of debt extinguishment, restructuring and software implementation costs related to our Global Efficiency Re-engineering initiative and other restructuring costs. This disclosure is being provided for comparability purposes because we believe it is meaningful to our inventors and other interested parties to understand the EBITDA performance of the Company on a consistent basis without regard to the effect of restructuring and other expenses. EBITDA margin represents EBITDA divided by Net Sales.

      The table below reconciles net income (loss), as determined in accordance with GAAP, to EBITDA and to EBITDA as adjusted: (For a reconciliation of net income (loss) to EBITDA for prior periods, see the Company's filings with the Securities and Exchange Commission which can be found on the Company's website at www.elizabetharden.com.)

(In thousands)	Three Months Ended		Nine Months Ended

	March 31, 2011	March 31, 2010	March 31, 2011	March 31, 2010

Net (loss) income	$(3,251)	$(3,856)	$35,594	$17,240
Plus:
(Benefit from) provision for income taxes	(3,135)	(2,438)	9,776	7,203
Interest expense, net	5,434	5,271	16,317	16,686
Depreciation related to cost of goods sold	1,224	1,330	3,714	3,791
Depreciation and amortization	6,044	5,707	18,593	17,519

EBITDA	6,316	6,014	83,994	62,439
Debt extinguishment, restructuring and other expenses (c)	6,468	1,261	7,084	5,248

EBITDA as adjusted	$12,784	$7,275	$91,078	$67,687

(b)    The table below reconciles the calculation of (i) net income (loss) and (ii) net income (loss) per share on a basic and diluted basis from the amounts reported in accordance with GAAP to such amounts before giving effect to debt extinguishment, restructuring and Global Efficiency Re-engineering expenses. This disclosure is being provided for comparability purposes because we believe it is meaningful to our investors and other interested parties to understand the Company's operating performance on a consistent basis without regard to the effect of debt extinguishment, restructuring and Global Efficiency Re-engineering expenses. The presentation in the table below of the non-GAAP information titled "Net income (loss) as adjusted" and "Net income (loss) per basic and diluted share as adjusted" is not meant to be considered in isolation or as a substitute for net income (loss) or net income (loss) per basic and diluted share prepared in accordance with GAAP.

(In thousands, except per share data)	Three Months Ended		Nine Months Ended

	March 31,	March 31,	March 31,	March 31,
	2011	2010	2011	2010

Net Income (Loss):
Net (loss) income as reported	$(3,251)	$(3,856)	$35,594	$17,240
Debt extinguishment, restructuring and other expenses, net of tax (c) (d)	3,831	786	4,201	4,039

Net income (loss) as adjusted	$580	$(3,070)	$39,795	$21,279

Net Income (Loss) Per Basic Share:
Net (loss) income per basic share as reported	$(0.12)	$(0.14)	$1.29	$0.61
Debt extinguishment, restructuring and other expenses, net of tax (c) (d)	0.14	0.03	0.15	0.15

Net income (loss) per basic as adjusted	$0.02	$(0.11)	$1.44	$0.76

Net Income (Loss) Per Diluted Share:
Net (loss) income per diluted share as reported	$(0.12)	$(0.14)	$1.24	$0.60
Debt extinguishment, restructuring and other expenses, net of tax (c) (d)	0.14	0.03	0.15	0.14

Net income (loss) per diluted share as adjusted	$0.02	$(0.11)	$1.39	$0.74

(c)    For the three months ended March 31, 2011, includes $6.5 million of debt extinguishment costs. For the nine months ended March 31, 2011, includes $6.5 million of debt extinguishment costs, $0.3 million related to the implementation of our Oracle accounting and order processing systems, and $0.3 million of restructuring expenses related to our Global Efficiency Re-engineering initiative.  For the three months ended March 31, 2010, includes $0.9 million related to the implementation of our Oracle accounting and order processing systems and $0.3 million of restructuring expenses not related to our Global Efficiency Re-engineering initiative. For the nine months ended March 31, 2010, includes $2.5 million related to the implementation of our Oracle accounting and order processing systems, $2.0 million of restructuring expenses related to our Global Efficiency Re-engineering initiative and $0.7 million of restructuring expenses not related to our Global Efficiency Re-engineering initiative.

(d)    On a reported basis, for the three and nine months ended March 31, 2011, our effective tax rate, which is calculated as a percentage of loss or income before income taxes, was 49.1% and 21.6%, respectively. On an adjusted basis, for the three and nine months ended March 31, 2011, our effective tax rate was 601.0% and 24.1%, respectively. On a reported basis, for the three and nine months ended March 31, 2010, our effective tax rate was 38.7% and 29.5%, respectively. On an adjusted basis, for the three and nine months ended March 31, 2010, our effective tax rate was 39.0% and 28.3%, respectively.

SEGMENT NET SALES

Commencing July 1, 2010, our operations and management reporting structure were reorganized into two reportable segments, North America and International. The portion of our business operations that previously sold Elizabeth Arden fragrance, cosmetic and skin care products in prestige department stores in the United States and through the Red Door beauty salons, which was previously reported as part of our Other segment, has been consolidated with the North America Fragrance segment to create the North America segment.

The table below is a summary of our net sales by reportable segment for the three and nine months ended March 31, 2011 and 2010.
(In thousands)	Three Months Ended		% Increase (Decrease)		Nine Months Ended		% Increase (Decrease)

	March 31, 2011	March 31, 2010	GAAP	Constant Rates (e)	March 31, 2011	March 31, 2010	GAAP	Constant Rates (e)

Segment Net Sales
North America	$142,755	$131,641	8.4%	7.9%	$607,854	$586,772	3.6%	3.3%
International	88,541	85,385	3.7%	2.1%	313,896	288,763	8.7%	9.8%

Total	$231,296	$217,026	6.6%	5.6%	$921,750	$875,535	5.3%	5.4%

(e)    Constant currency information compares results between periods assuming exchange rates had remained constant period-over-period and excludes gains and losses from foreign currency contracts. We calculate constant currency information by translating current-period results using prior-year GAAP foreign currency exchange rates. The gains and/or losses from foreign currency contracts were not material for all periods presented.

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET DATA
(Unaudited)

(In thousands)	March 31, 2011	June 30, 2010	March 31, 2010

Cash	$33,817	$26,881	$24,375
Accounts Receivable, Net	174,609	170,067	188,052
Inventories	289,825	271,058	274,656
Property and Equipment, Net	77,438	76,583	71,004
Exclusive Brand Licenses, Trademarks and Intangibles, Net	186,600	179,444	181,552
Goodwill	21,054	21,054	21,054
Total Assets	870,562	843,471	834,785
Short-Term Debt	8,100	59,000	44,000
Current Liabilities	199,338	253,870	240,988
Long-Term Liabilities	263,230	236,984	236,145
Total Debt	258,100	277,699	267,595
Shareholders' Equity	407,994	352,617	357,652
Working Capital	375,301	306,524	305,564

SUPPLEMENTARY CASH FLOW INFORMATION
(Unaudited)
(In thousands)

	Nine Months Ended

	March 31, 2011	March 31, 2010

Net cash provided by operating activities	$59,187	$102,974
Net cash used in investing activities	(32,390)	(26,806)
Net cash used in financing activities	(21,609)	(75,406)
Net increase in cash and cash equivalents	6,936	1,273

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Elizabeth Arden, Inc. is hereby providing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements (as defined in such act). Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, indicated through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "should," "estimated," "intends," "plans," "believes" and "projects") may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. These statements include, but are not limited to, our guidance and expectations regarding net sales, earnings, gross margins, operating cash flow and returns on invested capital, and the savings and benefits we expect in connection with our Global Efficiency Re-engineering initiative. In addition, any such statements are qualified in their entirety by reference to, and are accompanied by, the following key factors that have a direct bearing on our results of operations:

*

factors affecting our relationships with our customers or our customers' businesses, including the absence of contracts with customers, our customers' financial condition, and changes in the retail, fragrance and cosmetic industries, such as the consolidation of retailers and the associated closing of retail doors as well as retailer inventory control practices, including, but not limited to levels of inventory carried at point of sale and practices used to control inventory shrinkage;

*

risks of international operations, including foreign currency fluctuations, hedging activities, economic and political consequences of terrorist attacks, disruptions in travel, unfavorable changes in U.S. or international laws or regulations, diseases and pandemics and political instability in certain regions of the world;

*

our reliance on third-party manufacturers for substantially all of our owned and licensed products and our absence of contracts with suppliers of distributed brands and components for manufacturing of owned and licensed brands;

*

delays in shipments, inventory shortages and higher costs of production due to the loss of or disruption in our distribution facilities or at key third party manufacturing or fulfillment facilities that manufacture or provide logistic services for our products;

*

our ability to respond in a timely manner to changing consumer preferences and purchasing patterns and other international and domestic conditions and events that impact consumer confidence and demand, such as domestic or global recessions;

*	our ability to protect our intellectual property rights;
*	the success, or changes in the timing or scope, of our new product launches, advertising and merchandising programs;
*	the quality, safety and efficacy of our products;
*	the impact of competitive products and pricing;
*

our ability to (i) implement our growth strategy and acquire or license additional brands or secure additional distribution arrangements, (ii) successfully and cost-effectively integrate acquired businesses or new brands, and (iii) finance our growth strategy and our working capital requirements;

*

our level of indebtedness, our ability to realize sufficient cash flow from operations to meet our debt service obligations and working capital requirements and the restrictive covenants in our revolving credit facility and the indenture for our 7 3/8% senior notes;

*	changes in product mix to less profitable products;
*	the retention and availability of key personnel;
*

changes in the legal, regulatory and political environment that impact, or will impact, our business, including changes to customs or trade regulations, laws or regulations relating to ingredients or other chemicals contained in products or packaging, or accounting standards or critical accounting estimates;

*	the success of our Global Efficiency Re-engineering initiative, including our transition to a turnkey manufacturing process and our new financial accounting and order processing system;
*

the potential for significant impairment charges relating to our trademarks, goodwill or other long-lived assets that could result from a number of factors, including downward pressure on our stock price; and

*	other unanticipated risks and uncertainties.

We caution that the factors described herein could cause actual results to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. This press release is qualified in its entirety by the cautionary statements and risk factor disclosure contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the year ended June 30, 2010.

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